May 21, 1998



Board of Directors
BCSB Bankcorp, Inc.
4111 East Joppa Road
Baltimore, Maryland 21236

 Re:  Baltimore County Savings Bank, F.S.B.
      Employees' Savings & Profit Sharing Plan and Trust
      Registration Statement on Form S-8
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Dear Board Members:

 We have acted as special counsel to BCSB Bankcorp, Inc., a to-be-formed Federal corporation (the "Company"), in connection with the preparation of the Registration Statement on Form S-8 filed with the Securities and Exchange Commission (the "Registration Statement") under the Securities Act of 1933, as amended, relating to participation interests in the Baltimore County Savings Bank, F.S.B. Employees' Savings & Profit Sharing Plan and Trust (the "Plan") and the sale to Plan participants of shares of common stock, $.01 per share (the "Common Stock") of the Company, all as more fully described in the Registration Statement. You have requested the opinion of this firm with respect to certain legal aspects of the proposed offering.

 We have examined such documents, records and matters of law as we have deemed necessary for purposes of this opinion and based thereon, as well as the assumption that the Company will receive adequate consideration for the shares of Common Stock to be issued to the Plan, we are of the opinion that the Common Stock when issued pursuant to and in accordance with the terms of the Plan will be legally issued, fully paid and nonassessable.

 We hereby consent to the filing of this opinion as an exhibit to the Registration Statement on Form S-8 and to references to our firm included under the caption "Legal Opinion" in the Prospectus which is part of the Registration Statement.

                       Very truly yours,

                       Housley Kantarian & Bronstein, P.C.


                       By: /s/ Joel E. Rappoport
                           -------------------------------
                           Joel E. Rappoport, Esquire